Exhibit (a)(1)(A)

August 25, 2017

PURE BIOSCIENCE, INC.
1725 Gillespie Way

El Cajon, California 92020

To the Holders of the Warrants:

This letter is to inform you that Pure Bioscience, Inc. (the “Company”) is offering to amend, upon the terms and subject to the conditions set forth in the enclosed Offer to Amend and Exercise Warrants to Purchase Common Stock, warrants to purchase an aggregate of 7,664,022 shares of common stock (the “Offer to Amend and Exercise”), including: (i) outstanding warrants to purchase 4,104,980 shares of the Company’s common stock issued to investors participating in the Company’s private placement financing completed on August 29, 2014, as amended (the “2014 Warrants”); (ii) outstanding warrants to purchase 1,986,101 shares of the Company’s common stock issued to investors participating in the Company’s private placement financing completed on November 23, 2015, as amended (the “2015 Warrants”) and (iii) outstanding warrants to purchase 1,572,941 shares of the Company’s common stock issued to investors participating in the Company’s private placement financing completed on January 23, 2017 (the “2017 Warrants”, and together with the 2014 Warrants and the 2015 Warrants, the “Original Warrants”).

The Offer to Amend and Exercise includes both an Individual Warrant Amendment and an Aggregate Warrant Amendment for each of the Original Warrants. Specifically, pursuant to the Offer to Amend and Exercise, the Company is offering to, among other changes set forth in the Offer to Amend and Exercise:

Individual Warrant Amendment Offer

●	Offering to amend the 2014 Warrants to among other changes, reduced the exercise price from $0.75 per share to $0.60 per share (the “2014 Individual Amended Warrants”).

●	Offering to amend the 2015 Warrants to among other changes, reduce the exercise price from $0.45 per share to $0.40 per share (the “2015 Individual Amended Warrants”).

●	Offering to amend the 2017 Warrants to among other changes, reduce the exercise price from $1.25 per share to $0.85 per share (the “2017 Individual Amended Warrants”).

●	Offering to shorten the exercise period of the Original Warrants so that they expire concurrently with the expiration of the Offer to Amend and Exercise at 5:00 p.m. (Pacific Time) on September 25, 2017, as may be extended by the Company in its sole discretion (“Expiration Date”),

Aggregate Warrant Amendment Offer

●	Requesting the holders of a majority of the shares issuable upon exercise of each of the 2014 Warrants (the “2014 Warrant Requisite Majority”), to approve an amendment of all of the outstanding 2014 Warrants to amend the 2014 Warrants in the same manner as set forth above, except the Expiration Date shall be extended until October 10, 2017 (the “Subsequent Expiration Date”).

●	Requesting the holders of a majority of the shares issuable upon exercise of the 2015 Warrants (the “2015 Warrant Requisite Majority”) to approve an amendment of all of the outstanding 2015 Warrants to amend the 2015 Warrants in the same manner as set forth above in the 2015 Individual Amended Warrant, except the Expiration Date shall be extended until the Subsequent Expiration Date.

●	Requesting the holders of a majority of the shares issuable upon exercise of the 2017 Warrants (the “2017 Warrant Requisite Majority”) to approve an amendment of all of the outstanding 2017 Warrants to amend the 2017 Warrants in the same manner as set forth above in the 2017 Individual Amended Warrant, except the Expiration Date shall be extended until the Subsequent Expiration Date.

The purpose of the Offer to Exercise is to encourage the exercise of the Original Warrants by reducing the exercise price and shorten the exercise period, which will provide funds to the Company for working capital and for general corporate purposes and will help reduce the number of outstanding warrants.

The enclosed Offer to Amend and Exercise, together with the Election to Participate and Exercise Warrant and approve the Aggregate Warrant Amendment Offer, the Notice of Aggregate Warrant Amendment Offer Approval, Notice of Withdrawal, and Forms of Amended Warrants constitute the “Offering Materials.” The Offering Materials provide information regarding the Offer to Amend and Exercise, including important conditions to the Offer to Amend and Exercise and instructions as to how you can participate and exercise your Original Warrants. You should read all of the materials carefully before you decide whether to exercise any of your Original Warrants. Among other conditions, the Offer to Exercise is subject to the condition that the Company has in place an effective registration statement under the Securities Act of 1933, as amended, for the purpose of registering the exercise of the 2017 Warrants at the reduced cash exercise price of $0.85 per share and the shares issuable upon such exercise having been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of the holder of the warrant.

You may only elect to participate in the Offer to Amend and Exercise with respect to all or none of your Original Warrants. If you choose not to participate in the Offer to Amend and Exercise, your Original Warrants will remain in full force and effect. However, if the applicable Requisite Majority approve the Aggregate Warrant Amendment, your Original Warrant will be amended pursuant to the terms of the Individual Warrant Amendment Offer; provided, however, that the Company will deliver you the Notice of Approval of Aggregate Warrant Amendment Offer (a form of which is enclosed herein) and you will have until the Subsequent Expiration Date to exercise your as amended Original Warrant, otherwise it will expire unexercised on the Subsequent Expiration Date.

In order to participate in the Individual Warrant Amendment Offer you must deliver to the Company before the Expiration Date all of the following:

1. a signed copy of the Election to Participate and Exercise Warrant and Approve the Aggregate Warrant Amendment Offer appropriately marked per the instructions therein to approve the Individual Warrant Amendment Offer (which includes a representation of Accredited Investor Questionnaire status),

2. the original copy of your Original Warrant (or an Affidavit of Lost Warrant) for cancellation, and

3. cash in the amount equal to $0.60 per share for the 2014 Warrants, $0.40 per share for the 2015 Warrants, and/or $0.85 per share for the 2017 Warrants, multiplied by the number of shares of common stock issuable pursuant to the exercise of such Original Warrants (collectively, the “Acceptance and Exercise Documents”).

The cash may be tendered in the form of a check payable to PURE Bioscience, Inc. or by wire transfer to the Company’s account as set forth in the Election to Participate and Exercise Warrant. Each of these items must be properly delivered, before the Expiration Date to: PURE Bioscience, Inc., 1725 Gillespie Way, El Cajon, CA 92020, Attn: Corporate Secretary, telephone number (619) 596-8600.

To approve the Aggregate Warrant Amendment Offer, you must deliver to the Company before the Expiration Date a signed copy of the Election to Participate and Exercise Warrant and Approve the Aggregate Warrant Amendment Offer appropriately marked per the instructions therein to approve the Aggregate Warrant Amendment Offer. You may only approve the Aggregate Warrant Amendment Offer if you also participate in the Individual Warrant Offer.

If you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit a Notice of Withdrawal to the Company at any time prior to the Expiration Date or for those holders who do not participate in the Individual Warrant Amendment Offer prior to the Expiration Date and receive the Notice of Approval of Aggregate Warrant Amendment Offer and participate in the Offer to Amend and Exercise, the Subsequent Expiration Date. The Notice of Withdrawal must be properly completed and must be returned to the Company on or prior to the Expiration Date or Subsequent Expiration date. In addition, we will cancel the Election to Participate and Exercise Warrant and the Company will issue you a check equal to the exercise price you delivered to the Company with the Election to Participate and Exercise Warrant.

Thank you for your time in reviewing this request.

Sincerely,

/s/ Henry R. Lambert

Henry R. Lambert

Chief Executive Officer

Pure Bioscience, Inc.

Enclosures:

Offer to Amend and Exercise (including exhibits and annexes thereto)

Election to Participate and Exercise Warrant and Approve the Aggregate Warrant Amendment Offer

Notice of Withdrawal

Form of Notice of Approval of Aggregate Warrant Amendment Offer (to be sent if such amendment is approved)